Exhibit 14

                          RIDGEFIELD ACQUISITION CORP.

                               CODE OF ETHICS FOR
               PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS
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I.       INTRODUCTION AND PURPOSE

         This Code of Ethics for Principal Executive and Senior Financial Officers (the "Code") helps maintain the standards of business conduct of Ridgefield Acquisition Corp. and its subsidiaries (the "Company") and ensures compliance with legal requirements, specifically Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission (the "SEC") rules promulgated thereunder that apply to the actions and conduct of officers of the Company in carrying out the business of the Company.

         The purpose of the Code is to deter wrongdoing and promote ethical conduct by our officers in carrying out their duties and responsibilities. The matters covered in this Code are of the utmost importance to the Company, our stockholders and our business partners, and are essential to our ability to conduct our business in accordance with our stated values.

         Nothing in this Code, in any company policies and procedures, or in other related communications (verbal or written) creates or implies an employment contract or term of employment.


II.      APPLICATION

         The Code is applicable to the following persons (referred to collectively as "Officers"):

o Our principal executive officer,

o Our principal financial officer,

o Our principal accounting officer or controller, and

o Persons performing similar functions.


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III.     ETHICAL CONDUCT

         It is the policy of the Company that each Officer:

o Act honestly and ethically.

o Avoid and ethically address actual or apparent conflicts of interest between personal and professional relationships, including disclosure of any transaction involving the Company or relationship that reasonably could be expected to give rise to a conflict of interest involving the Company to the Company's Audit Committee.

o Provide full, fair, accurate, timely, and understandable disclosure in the Company's public communications, including reports and documents that the Company files with, or submits to, the SEC.

o Comply with applicable governmental laws, rules and regulations.

o Respect the confidentiality of information acquired in the course of carrying out the duties of his/her position. Confidential information acquired in the course of business will not be used for personal advantage.

o Promote ethical behavior in the work environment.

o Be responsible in the use and control of all assets and resources employed or entrusted to him/her.

o Report promptly any conduct that the Officer believes to be a violation of the Code to the Company's Audit Committee. It is against the Company's policy to retaliate in any way against an Officer for good faith reporting of violations of this Code.


IV.      ACCOUNTABILITY

Actual violations of this Code, including failures to report potential violations by others, can lead to disciplinary action at the Company's discretion, up to and including termination.


V.       WAIVER AND AMENDMENT

We are committed to continuously reviewing and updating our policies and procedures.
Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company's Audit Committee or Board of Directors and promptly disclosed pursuant to applicable laws and regulations.